Exhibit 99.1

  Superconductor Technologies Closes $10.9 Million Directed Public Offering

    SANTA BARBARA, Calif., Nov. 30 /PRNewswire-FirstCall/ -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI") announced today that it has closed the sale of $10.9 million of common stock in a registered direct offering. Under the terms of the transaction, STI sold 15,600,000 shares of common stock to a select group of institutional investors. The offering generated net proceeds of $10.1 million. Needham & Company acted as exclusive placement agent for the offering.
    STI sold the shares under its existing shelf registration statement on Form S-3 and filed a prospectus supplement with the SEC dated November 22, 2004 for this offering. This press release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of the prospectus supplement and the accompanying prospectus. The prospectus supplement and accompanying prospectus are available at www.sec.gov or from Martin S. McDermut, Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, CA 93111.

    For further information please contact: Martin S. McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

SOURCE  Superconductor Technologies Inc.
    -0-                             11/30/2004
    /CONTACT: Martin S. McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc./
    /Web site:  http://www.suptech.com /
    (SCON)

CO:  Superconductor Technologies Inc.; Needham & Company
ST:  California
IN:  CPR HRD STW SEM
SU:  OFR